EXHIBIT 99.1

                           ARTICLES OF AMENDMENT
                                  OF THE
                         ARTICLES OF INCORPORATION
                                    OF
                     HOME PROPERTIES OF NEW YORK, INC.

     Home Properties of New York, Inc., a Maryland corporation (the "Corporation") hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The charter of the Corporation is hereby amended be striking out Article 6.1 and inserting in lieu thereof the following:

          1.1 AUTHORIZED CAPITAL STOCK. The total number of shares of stock (the "Stock") which the Corporation has authority to issue is one hundred million (100,000,000) shares, consisting of (A) eighty million (80,000,000) shares of common stock, par value $.01 per share ("Common Stock"); (B) ten million (10,000,000) shares of excess stock, par value $.01 per share ("Excess Stock"); and (C) ten million (10,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"). The aggregate par value of all of the shares of all classes of Stock is $1,000,000.

     SECOND: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation.

     THIRD: Immediately before the amendment affected by these Articles of Amendment, the Corporation has the authority to issue 50,000,000 shares of Common Stock, par value $.01 per share, 10,000,000 shares of Excess Stock, par value $.01 per share and 10,000,000 shares of Preferred Stock, par value $.01 per share and the aggregate par value of all the shares of all the classes the Corporation was authorized to issue was $700,000. After such amendment, the Corporation has the authority to issue 80,000,000 shares of Common Stock, par value $.01 per share, 10,000,000 shares of Excess Stock, par value $.01 per share and 10,000,000 shares of Preferred Stock, par value $.01 per share and the aggregate par value of all the shares of all the classes the Corporation is authorized to issue is $1,000,000. The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law as not changed by this amendment.

     IN WITNESS WHEREOF: the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on this 4{th} day of May, 1999.

                    HOME PROPERTIES OF NEW YORK, INC.


                    By:  /s/ Nelson B. Leenhouts
                         ------------------------------
                         Nelson B. Leenhouts, President
Attest:


/s/ Ann M. McCormick
---------------------------
Ann M. McCormick, Secretary